THE MANAGERS FUNDS

AMENDMENT NO. 22 TO THE DECLARATION OF TRUST

CERTIFICATE AND INSTRUMENT OF AMENDMENT

December 14, 2012

The undersigned, constituting at least a majority of the Trustees of The Managers Funds (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Trust’s Declaration of Trust dated November 23, 1987, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, Section 5.11 of the Declaration of Trust provides that, at any time that there are no shares outstanding of any particular series previously established and designated, the Trustees may abolish that series and the establishment and designation thereof by an instrument executed by a majority of their number;

WHEREAS, there are no shares of Managers Cadence Focused Growth Fund outstanding;

WHEREAS, the Trustees wish to abolish Managers Cadence Focused Growth Fund and its establishment and designation as a series of the Trust;

WHEREAS, Section 5.11 of the Declaration of Trust provides that the Trustees may authorize the division of shares into two or more series and that the different series shall be established and designated upon the execution of a majority of the then Trustees of an instrument setting forth such establishment and designation;

WHEREAS, the Trustees wish to designate and establish additional classes of shares as Service Class and Institutional Class shares of the Managers Bond Fund; and

WHEREAS, the Trustees wish to rename Managers Class shares of the Managers Special Equity Fund as Service Class shares.

NOW THEREFORE, effective immediately, the undersigned, constituting a majority of the Trustees of the Trust, pursuant to Section 5.11 of the Declaration of Trust, do hereby designate and establish, Service Class and Institutional Class shares of the Managers Bond Fund, and do hereby abolish the series of the Trust established and designated by the Trustees as the Managers Cadence Focused Growth Fund.

NOW THEREFORE, effective April 1, 2013, the undersigned, constituting a majority of the Trustees of the Trust, pursuant to Section 5.11 of the Declaration of Trust, do hereby rename Managers Class shares of the Managers Special Equity Fund as Service Class shares.

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Jack W. Aber Jack W. Aber	/s/ Bruce B. Bingham Bruce B. Bingham

/s/ Christine C. Carsman Christine C. Carsman	/s/ William E. Chapman, II William E. Chapman, II

/s/ Edward J. Kaier Edward J. Kaier	/s/ Steven J. Paggioli Steven J. Paggioli

/s/ Eric Rakowski Eric Rakowski	/s/ Thomas R. Schneeweis Thomas R. Schneeweis